Exhibit 99.1

REALTY INCOME ANNOUNCES RECORD OPERATING RESULTS FOR
THIRD QUARTER AND FIRST NINE MONTHS OF 2015

SAN DIEGO, CALIFORNIA, October 28, 2015....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced record operating results for the third quarter and first nine months ended September 30, 2015.  All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended September 30, 2015:

•                 AFFO per share increased 9.4% to $0.70, compared to the quarter ended September 30, 2014

•                 Invested $123.9 million in 47 new properties and properties under development or expansion

•                 Increased the monthly dividend in September for the 82nd time and for the 72nd consecutive quarter

•                 Dividends paid per common share increased 4.0%, compared to the quarter ended September 30, 2014

•                 In October, generated net proceeds of $517 million in an 11.5 million share common stock offering

CEO Comments

“We are pleased with our performance in the third quarter and the company’s position as we approach 2016,” said John P. Case, Realty Income’s Chief Executive Officer. During the quarter, we achieved solid earnings growth with AFFO per share increasing by 9.4% to a record quarterly amount of $0.70.  Given the significant amount of acquisitions we have completed year-to-date, the positive results we are realizing from our re-leasing activity, and the expense efficiencies associated with our business platform, we are raising and tightening our 2015 AFFO per share guidance from $2.69 - $2.73 to $2.72 - $2.74.”

“Year-to-date we have completed approximately $1.1 billion in acquisitions and we continue to expect approximately $1.25 billion in acquisitions for 2015. Our portfolio remains healthy with occupancy increasing to 98.3%. We were also very active on the re-leasing front in the third quarter with 97 properties re-leased.  Of these properties, nearly 90% were re-leased to the existing tenant and we were able to recapture 103% of the expiring rent.”

“In October, we successfully accessed the capital markets, raising approximately $517 million in net proceeds in a common stock offering which allowed us to pay all outstanding borrowings on our $2 billion credit facility which had funded our acquisition activities. We have outstanding liquidity and balance sheet flexibility as we end the year. We are initiating 2016 AFFO per share guidance of $2.85 - $2.90 which reflects earnings growth of approximately 4.4% - 6.2% over the midpoint of our revised 2015 AFFO per share guidance.”

Financial Results

Revenue

Revenue for the quarter ended September 30, 2015 increased 9.8% to $258.9 million, as compared to $235.7 million for the same quarter in 2014. Revenue for the nine months ended September 30, 2015 increased 10.7% to $759.6 million, as compared to $685.9 million for the same period in 2014.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended September 30, 2015 was $60.7 million, as compared to $57.9 million for the same quarter in 2014. Net income per share for the quarters ended September 30, 2015 and September 30, 2014 was $0.26.

Net income available to common stockholders for the nine months ended September 30, 2015 was $180.5 million, as compared to $156.5 million for the same period in 2014. Net income per share for the nine months ended September 30, 2015 was $0.78, as compared to $0.72 for the same period in 2014.

The calculation to determine net income for a real estate company includes impairments and/or gains on property sales. Impairments and/or gains on property sales vary from quarter to quarter. This variance can significantly impact net income and period to period comparisons.

Funds From Operations (FFO) Available to Common Stockholders

FFO for the quarter ended September 30, 2015 increased 14.0% to $162.2 million, as compared to $142.3 million for the same quarter in 2014. FFO per share for the quarter ended September 30, 2015 increased 7.8% to $0.69, as compared to $0.64 for the same quarter in 2014.

FFO for the nine months ended September 30, 2015 increased 13.2% to $474.5 million, as compared to $419.2 million for the same period in 2014. FFO per share for the nine months ended September 30, 2015 increased 6.2% to $2.05, as compared to $1.93 for the same period in 2014.

Adjusted Funds From Operations (AFFO) Available to Common Stockholders

AFFO for the quarter ended September 30, 2015 increased 16.4% to $165.8 million, as compared to $142.4 million for the same quarter in 2014. AFFO per share for the quarter ended September 30, 2015 increased 9.4% to $0.70, as compared to $0.64 for the same quarter in 2014.

AFFO for the nine months ended September 30, 2015 increased 14.6% to $477.0 million, as compared to $416.3 million for the same period in 2014. AFFO per share for the nine months ended September 30, 2015 increased 7.3% to $2.06, as compared to $1.92 for the same period in 2014.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate, reduced by gains on sales of investment properties and extraordinary items. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. See the reconciliations of net income available to common stockholders to FFO and AFFO on page six.

Dividend Information

In September 2015, Realty Income announced the 72nd consecutive quarterly dividend increase, which is the 82nd increase in the amount of the dividend since the company’s listing on the New York Stock Exchange in 1994. The annualized dividend amount as of September 30, 2015 was $2.286 per share. The amount of monthly dividends paid per share increased 4.0% to $0.570 in the third quarter of 2015 compared to $0.548 for the same quarter in 2014. Realty Income has a dividend reinvestment and stock purchase program that can be accessed at http://investors.realtyincome.com/direct-stock-purchase-and-dividend-reinvestment-plan. The program is administered by Wells Fargo Shareowner Services.

Real Estate Portfolio Update

As of September 30, 2015, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 4,473 properties located in 49 states and Puerto Rico, leased to 236 commercial tenants doing business in 47 industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 10.1 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under 10- to 20-year net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of September 30, 2015, portfolio occupancy was 98.3% with 74 properties available for lease out of a total of 4,473 properties in the portfolio, as compared to 98.3%, with 74 properties available for lease as of September 30, 2014. Economic occupancy, or occupancy as measured by rental revenue, was 99.3% as of September 30, 2015, as compared to 99.1% as of September 30, 2014.

Since June 30, 2015, when the company reported 81 properties available for lease, the company had 95 lease expirations, re-leased 97 properties and sold five vacant properties.  Of the 97 properties re-leased during the third quarter of 2015, 86 properties were re-leased to existing tenants, three were re-leased to new tenants without vacancy, and eight were re-leased to new tenants after a period of vacancy.  The annual new rent on these re-leases was $8.24 million, as compared to the previous annual rent of $8.36 million on the same properties, representing a rent recapture rate of 98.6%.

Rent Increases

During the quarter ended September 30, 2015, same store rents on 3,668 properties under lease increased 1.1% to $198.8 million, as compared to $196.6 million for the same quarter in 2014. For the nine months ended September 30, 2015, same store rents on 3,668 properties under lease increased 1.3% to $597.2 million, as compared to $589.6 million for the same period in 2014.

Investments in Real Estate

During the quarter ended September 30, 2015, Realty Income invested $123.9 million in 47 new properties and properties under development or expansion, located in 22 states. These properties are 100% leased with a weighted average lease term of approximately 10.9 years and an initial average lease yield of 7.0%. The tenants occupying the new properties operate in 13 industries, and the property types consist of 51.7% retail and 48.3% industrial, based on rental revenue. Approximately 35% of the rental revenue generated from acquisitions during the third quarter of 2015 is from investment grade-rated tenants.

During the nine months ended September 30, 2015, Realty Income invested approximately $1.1 billion in 195 new properties and properties under development or expansion, located in 36 states. These properties are 100% leased with a weighted average lease term of approximately 16.7 years and an initial average lease yield of 6.5%.  The tenants occupying the new properties operate in 18 industries, and the property types consist of 87.0% retail and 13.0% industrial, based on rental revenue.  Approximately 50% of the rental revenue generated from the year-to-date 2015 acquisitions is from investment grade-rated tenants.

Property Dispositions

During the quarter ended September 30, 2015, Realty Income sold eight properties for $21.5 million, with a gain on sales of $6.2 million, as compared to 11 properties sold for $33.8 million, with a gain on sales of $11.0 million, during the same quarter in 2014. During the nine months ended September 30, 2015, Realty Income sold 22 properties for $52.0 million, with a gain on sales of $17.1 million, as compared to 28 properties sold for $53.6 million, with a gain on sales of $16.8 million, during the same period in 2014.

Liquidity and Capital Markets

Issued 11.5 Million Shares in Common Stock Offering

In October 2015, Realty Income issued 11.5 million common shares.  A portion of the net proceeds of $517.0 million was used to repay borrowings under the company’s revolving credit facility, and the remaining portion will be used for other general corporate purposes, which may include acquisitions.

At-the-Market (ATM) Program

In September 2015, Realty Income established an at-the-market equity distribution program where we can offer and sell up to 12 million shares of common stock to, or through, our sales agents at prevailing market prices or agreed-upon prices.  As of September 30, 2015, no shares have been sold under this ATM program.

Credit Facility

In June 2015, Realty Income closed on a $2.25 billion unsecured credit facility. This credit facility is comprised of a $2.0 billion revolving credit facility and a $250 million five-year unsecured term loan.  As of October 7, 2015, Realty Income had a borrowing capacity of $2.0 billion available on our revolving credit facility after using stock offering proceeds to pay off outstanding borrowings on the revolving credit facility.

Direct Stock Purchase and Dividend Reinvestment Plan Activities

During the quarter ended September 30, 2015, Realty Income issued 3,229,852 common shares via its Direct Stock Purchase Plan, generating net proceeds of $152.2 million.  During the nine months ended September 30, 2015, Realty Income issued 7,565,432 common shares via its Direct Stock Purchase Plan, generating net proceeds of $359.2 million.

2015 Earnings Guidance

We estimate FFO per share for 2015 of $2.72 to $2.77 per share, an increase of 5.4% to 7.4% over 2014 FFO per share of $2.58. FFO per share for 2015 is based on a net income per share range of $1.04 to $1.09, plus estimated real estate depreciation of $1.76 per share, and reduced by potential estimated gains on sales of investment properties of $0.08 per share (in accordance with NAREIT’s definition of FFO).

We estimate AFFO per share for 2015 of $2.72 to $2.74 per share, an increase of 5.8% to 6.6% over the 2014 AFFO per share of $2.57. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of the company’s ongoing operating performance.

2016 Earnings Guidance

We estimate FFO per share for 2016 of $2.82 to $2.89, an increase of 2.7% to 5.3% over the midpoint of the 2015 estimated FFO per share projection. FFO per share for 2016 is based on a net income per share range of $1.16 to $1.23, plus estimated real estate depreciation of $1.74 per share, and reduced by potential estimated gains on sales of investment properties of $0.08 per share (in accordance with NAREIT’s definition of FFO).

We estimate AFFO per share for 2016 of $2.85 to $2.90, an increase of 4.4% to 6.2% over the midpoint of the 2015 estimated AFFO per share projection. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

Conference Call Information

In conjunction with Realty Income’s quarterly results, the company will host a conference call on October 29, 2015 at 11:30 a.m. PDT to discuss the operating results. To access the conference, dial (888) 437-9445. When prompted, provide the access code: 2252353.

Shareholders may also access a telephone replay of the conference call by calling (888) 203-1112 and entering the access code: 2252353. The telephone replay will be available through November 12, 2015. A live webcast will be available in listen-only mode by clicking on the webcast link in the investors section at www.realtyincome.com or on the Realty Income home page. A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through November 12, 2015. No access code is required for this replay.

Supplemental Materials and Website

Supplemental materials on the third quarter and year-to-date 2015 operating results are available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing shareholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 4,400 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 544 consecutive common stock monthly dividends throughout its 46-year operating history and increased the dividend 82 times since Realty Income’s public listing in 1994 (NYSE: O). The company has in-house acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting, information technology, and capital markets capabilities. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

AVP, Capital Markets

(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/15	Ended 9/30/14	Ended 9/30/15	Ended 9/30/14
REVENUE
Rental	$247,578	$226,832	$724,131	$662,822
Tenant reimbursements	10,187	8,275	31,757	20,872
Other	1,124	606	3,729	2,238
Total revenue	258,889	235,713	759,617	685,932
EXPENSES
Depreciation and amortization	104,338	95,260	303,476	278,124
Interest	63,950	52,814	181,098	157,246
General and administrative	10,861	11,025	36,331	35,499
Property (including reimbursable)	13,542	12,770	42,455	33,474
Income taxes	745	697	2,448	2,358
Provisions for impairment	3,864	495	9,182	2,676
Total expenses	197,300	173,061	574,990	509,377
Gain on sales of real estate	6,224	10,975	17,117	14,211
Income from continuing operations	67,813	73,627	201,744	190,766
Income from discontinued operations	-	-	-	3,097
Net income	67,813	73,627	201,744	193,863

Net income attributable to noncontrolling interests	(338)	(344)	(919)	(1,016)
Net income attributable to the Company	67,475	73,283	200,825	192,847
Preferred stock dividends	(6,770)	(9,327)	(20,310)	(30,292)
Excess of redemption value over carrying value of preferred shares redeemed	-	(6,015)	-	(6,015)

Net income available to common stockholders	$60,705	$57,941	$180,515	$156,540

Funds from operations (FFO) available to common stockholders	$162,160	$142,259	$474,530	$419,170
Adjusted funds from operations (AFFO) available to common stockholders	$165,790	$142,429	$477,006	$416,255

Per share information for common stockholders:
Income from continuing operations, basic and diluted	$0.26	$0.26	$0.78	$0.71

Net income, basic and diluted	$0.26	$0.26	$0.78	$0.72

FFO, basic and diluted	$0.69	$0.64	$2.05	$1.93

AFFO, basic and diluted	$0.70	$0.64	$2.06	$1.92

Cash dividends paid per common share	$0.570	$0.548	$1.700	$1.642

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on property sales and extraordinary items.

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/15	Ended 9/30/14	Ended 9/30/15	Ended 9/30/14
Net income available to common stockholders	$60,705	$57,941	$180,515	$156,540
Depreciation and amortization	104,338	95,260	303,476	278,124
Depreciation of furniture, fixtures and equipment	(184)	(125)	(608)	(320)
Provisions for impairment on investment properties	3,864	495	9,182	2,676
Gain on sale of investment properties:
Continuing operations	(6,224)	(10,975)	(17,117)	(14,211)
Discontinued operations	-	-	-	(2,607)
FFO adjustments allocable to noncontrolling interests	(339)	(337)	(918)	(1,032)
FFO available to common stockholders (1)	$162,160	$142,259	$474,530	$419,170
FFO per common share, basic and diluted	$0.69	$0.64	$2.05	$1.93
Distributions paid to common stockholders	$134,489	$122,092	$392,767	$356,735
FFO in excess of distributions paid to common stockholders	$27,671	$20,167	$81,763	$62,435
Weighted average number of common shares used for FFO:
Basic	236,211,706	222,061,661	231,434,521	216,804,815
Diluted	236,739,942	222,236,071	231,545,745	216,830,013

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/15	Ended 9/30/14	Ended 9/30/15	Ended 9/30/14
Net income available to common stockholders	$60,705	$57,941	$180,515	$156,540
Cumulative adjustments to calculate FFO (2)	101,455	84,318	294,015	262,630
FFO available to common stockholders	162,160	142,259	474,530	419,170
Excess of redemption value over carrying value of Class E preferred share redemption	-	6,015	-	6,015
Amortization of share-based compensation	2,235	2,204	7,598	7,653
Amortization of deferred financing costs (3)	1,354	1,235	3,959	3,476
Amortization of net mortgage premiums	(1,624)	(2,285)	(5,252)	(7,060)
Gain on early extinguishment of mortgage debt	(162)	(2,909)	(356)	(3,528)
(Gain) loss on interest rate swaps	5,180	(633)	7,138	409
Leasing costs and commissions	(93)	(188)	(555)	(655)
Recurring capital expenditures	(1,811)	(1,616)	(3,820)	(3,883)
Straight-line rent	(3,648)	(3,851)	(12,283)	(11,764)
Amortization of above and below-market leases	2,125	2,166	5,821	6,374
Other adjustments (4)	74	32	226	48
AFFO available to common stockholders (5)	$165,790	$142,429	$477,006	$416,255
AFFO per common share, basic and diluted	$0.70	$0.64	$2.06	$1.92
Distributions paid to common stockholders	$134,489	$122,092	$392,767	$356,735
AFFO in excess of distributions paid to common stockholders	$31,301	$20,337	$84,239	$59,520
Weighted average number of common shares used for AFFO:
Basic	236,211,706	222,061,661	231,434,521	216,804,815
Diluted	236,739,942	222,236,071	231,545,745	216,830,013

(1)              FFO available to common stockholders and dilutive noncontrolling interests for the three months ended September 30, 2015 is $162,377 after the inclusion of $217 of FFO allocable to dilutive noncontrolling interests.  Noncontrolling interests were anti-dilutive for all other periods presented.

(2)              See FFO calculation above for reconciling items.

(3)              Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and upon issuance of our term loans.  The deferred financing costs are being amortized over the lives of the respective mortgages and term loan.  No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(4)              Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

(5)              AFFO available to common stockholders and dilutive noncontrolling interests for the three months ended September 30, 2015 is $166,009 after the inclusion of $219 of AFFO allocable to dilutive noncontrolling interests.  Noncontrolling interests were anti-dilutive for all other periods presented.

HISTORICAL FFO AND AFFO

(dollars in thousands, except per share amounts)

For the three months ended September 30,	2015	2014	2013	2012	2011

Net income available to common stockholders	$60,705	$57,941	$41,089	$26,976	$34,717
Depreciation and amortization	104,154	95,135	81,189	37,822	31,837
Provisions for impairment on investment properties	3,864	495	76	667	169
Gain on sales of investment properties	(6,224)	(10,975)	(6,163)	(2,045)	(3,149)
Merger-related costs	-	-	240	5,495	-
FFO adjustments allocable to noncontrolling interests	(339)	(337)	(285)	-	-

FFO	$162,160	$142,259	$116,146	$68,915	$63,574

FFO per diluted share	$0.69	$0.64	$0.59	$0.52	$0.50

AFFO	$165,790	$142,429	$117,919	$68,496	$64,239

AFFO per diluted share	$0.70	$0.64	$0.60	$0.52	$0.51

Cash dividends paid per share	$0.570	$0.548	$0.545	$0.443	$0.435

Weighted average diluted shares outstanding	236,739,942	222,236,071	196,619,866	132,931,813	126,582,609

For the nine months ended September 30,	2015	2014	2013	2012	2011

Net income available to common stockholders	$180,515	$156,540	$149,781	$85,998	$97,837
Depreciation and amortization	302,868	277,804	222,863	108,628	87,628
Provisions for impairment on investment properties	9,182	2,676	3,028	667	378
Gain on sales of investment properties	(17,117)	(16,818)	(50,467)	(6,010)	(4,529)

Merger-related costs	-	-	12,875	5,495	-
FFO adjustments allocable to noncontrolling interests	(918)	(1,032)	(680)	-	-

FFO	$474,530	$419,170	$337,400	$194,778	$181,314

FFO per diluted share	$2.05	$1.93	$1.79	$1.47	$1.46

AFFO	$477,006	$416,255	$337,439	$201,290	$184,847

AFFO per diluted share	$2.06	$1.92	$1.79	$1.52	$1.49

Cash dividends paid per share	$1.700	$1.642	$1.602	$1.317	$1.301

Weighted average diluted shares outstanding	231,545,745	216,830,013	188,399,848	132,845,970	124,013,142

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2015 and December 31, 2014

(dollars in thousands, except per share data)

	2015	2014
ASSETS	(unaudited)
Real estate, at cost:
Land	$3,246,465	$3,046,372
Buildings and improvements	8,859,414	8,107,199
Total real estate, at cost	12,105,879	11,153,571
Less accumulated depreciation and amortization	(1,609,914)	(1,386,871)
Net real estate held for investment	10,495,965	9,766,700
Real estate held for sale, net	13,346	14,840
Net real estate	10,509,311	9,781,540
Cash and cash equivalents	7,074	3,852
Accounts receivable, net	74,977	64,386
Acquired lease intangible assets, net	1,043,554	1,039,724
Goodwill	15,372	15,470
Other assets, net	88,281	107,650
Total assets	$11,738,569	$11,012,622

LIABILITIES AND EQUITY
Distributions payable	$47,844	$43,675
Accounts payable and accrued expenses	97,219	123,287
Acquired lease intangible liabilities, net	241,128	220,469
Other liabilities	36,993	53,145
Lines of credit payable	439,000	223,000
Term loans	320,000	70,000
Mortgages payable, net	706,141	852,575
Notes payable, net	3,786,408	3,785,372
Total liabilities	5,674,733	5,371,523

Commitments and contingencies

Stockholders’ equity:
Preferred stock and paid in capital, par value $0.01 per share, 69,900,000 shares authorized, 16,350,000 shares issued and outstanding as of September 30, 2015 and December 31, 2014	395,378	395,378
Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 238,085,515 shares issued and outstanding as of September 30, 2015 and 224,881,192 shares issued and outstanding as of December 31, 2014	7,107,662	6,464,987
Distributions in excess of net income	(1,463,392)	(1,246,964)
Total stockholders’ equity	6,039,648	5,613,401
Noncontrolling interests	24,188	27,698
Total equity	6,063,836	5,641,099
Total liabilities and equity	$11,738,569	$11,012,622

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
Q3 YTD 2015	4.8%	2.9%	4.0%	(4.5%)	2.7%	(6.9%)	2.2%	(5.3%)	1.2%	(2.4%)

Compound Average Annual Total Return (5)		16.6%		10.7%		9.5%		9.0%		9.0%

 Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)       FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)       Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)       Includes reinvestment of dividends.  Source:  NAREIT website and Factset.

(4)       Price only index, does not include dividends.  Source:  Factset.

(5)       All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through September 30, 2015, and (except for NASDAQ) assuming reinvestment of dividends. Past Performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.